Exhibit 1.01

Navitas Semiconductor Corporation 2024 Conflict Minerals Report

Report at a glance:

Our company and products	Global producer of gallium nitride (GaN)- and silicon carbide (SiC)-based semiconductor devices used in power management applications such as mobile device chargers, data centers, electric vehicles (EVs) and EV charging infrastructure, and solar power systems.

Conflict minerals necessary to the functionality or production of our products	50	☑	73 ☑	74 ☑	79	☑
	Sn		Ta	W	Au

	Tin		Tantalum	Tungsten	Gold

Percentage of direct suppliers from whom we obtained conflict minerals reporting data for 2024	100%

Number of individual smelters and refiners identified in our supply chain for each conflict mineral	39		25	21	52		137

	Tin		Tantalum	Tungsten	Gold		TOTAL

Number of smelters and refiners assessed as “RMAP Conformant”* under the Responsible Minerals Assurance Process (RMAP)	38		25	21	49		133

	Tin		Tantalum	Tungsten	Gold		TOTAL

Percentage of smelters and refiners assessed as “RMAP Conformant”*	97%		100%	100%	94%		97%

*See “Due Diligence Measures Performed” on page 4 for information about RMAP and the term “RMAP Conformant.” See also “Due Diligence Framework” on page 3 for a discussion on the inherent limitations on our due diligence process.

Introduction.
This Conflict Minerals Report is intended to provide transparency regarding Navitas Semiconductor’s indirect sourcing of tin, tantalum, tungsten and gold—sometimes referred to as the “3TG metals” or “conflict minerals”—which are necessary to the functionality or production of our products. This report also describes the steps we have taken in our efforts to ensure responsible sourcing practices.
As required by Section 13(p) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 13p-1 thereunder, this report is included as an exhibit to our Specialized Disclosure Report on Form SD for calendar year 2024, filed with the Securities and Exchange Commission (“SEC”) on June 2, 2025. We refer to Section 13(p), Rule 13p-1 and Form SD collectively as the “Conflict Minerals Rule.” The intent of the Conflict Minerals Rule is to help prevent the financing of armed groups engaged in conflict and human rights abuses in the Great Lakes Region of Central Africa. By promoting supply chain transparency and responsible sourcing, the Conflict Minerals Rule aims to encourage companies to support ethical practices and contribute to the development of more stable and sustainable economies in affected areas. This report outlines our due diligence efforts and our ongoing commitment to meeting both the letter and spirit of these regulations.

Terminology.
In this report:
•The term “conflict minerals” denotes the 3TG metals, regardless of their origin.
•The terms “Navitas Semiconductor,” “Navitas,” “we,” “our” and “us” refer to the SEC registrant, Navitas Semiconductor Corporation, individually. We refer to our subsidiaries collectively or individually by name as appropriate.
•The term “Covered Countries” refers to the Democratic Republic of the Congo (the “DRC”) and its nine bordering countries, which include the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, Angola and the Republic of the Congo.

Products Covered.
Our subsidiaries design, develop and market gallium nitride (GaN)- and silicon carbide (SiC)-based power semiconductor devices. Power supplies incorporating our chips may be used in a wide variety of electronics products, including fast chargers for mobile devices and laptop computers, data centers, inverters for solar power systems, electric vehicles (EVs) and EV charging infrastructure, and home appliances and other consumer goods. By unlocking the physical advantages inherent in GaN and SiC with industry leading technologies, our innovative solutions provide superior efficiency, performance, size, cost and sustainability compared to existing silicon products with the same output power. This report covers all of our GaN- and SiC-based products for calendar year 2024.

Forward-Looking Statements.
This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Exchange Act. In particular, statements contained in this report that are not statements of historical fact, including but not limited to statements concerning the additional steps that our subsidiaries intend to take to mitigate the risk that necessary conflict minerals benefit armed groups, constitute forward-looking statements and are made under the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. Risks and uncertainties specifically related to conflict minerals may include, but are not limited to:
•the continued implementation of satisfactory traceability and other compliance measures by our subsidiaries’ direct and indirect suppliers, on a timely basis or at all;
•whether our subsidiaries’ direct and indirect suppliers, and other market participants including smelters and refiners, responsibly source conflict minerals, and
•political and regulatory developments, whether in the DRC, other Covered Countries, the United States or elsewhere.
We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Applicability of the Conflict Minerals Rule to Navitas Semiconductor and our Subsidiaries.
Navitas Semiconductor’s subsidiaries worldwide, including principally (with respect to GaN-based products) Navitas Semiconductor Limited and (with respect to SiC-based products) GeneSiC Semiconductor LLC, operate power semiconductor device design, development, marketing, distribution and sales businesses. Neither we nor our subsidiaries own or operate any manufacturing facilities. Instead, our subsidiaries contract with third-party service providers to manufacture our products. These manufacturing service providers include, among other suppliers, operators of semiconductor wafer fabrication facilities (commonly referred to as “fabs”), as well as providers of semiconductor device assembly and test services (commonly referred to as outsourced assembly and test services or “OSATs”).
Virtually all our products contain conflict minerals that are necessary to their functionality or production, including gold, tin, tantalum and tungsten. We and our subsidiaries are several levels removed from the mining of minerals and the manufacture of metals, involving conflict minerals or otherwise. As a fabless semiconductor producer, we depend on our subsidiaries’ direct suppliers to provide information about conflict minerals contained in the products or materials they supply. In turn, our direct suppliers may need to rely on their suppliers (of metals or other materials) to provide information about conflict minerals contained in the materials purchased from those indirect suppliers.

Applicable Navitas Semiconductor Policies.
It is the policy of Navitas Semiconductor and its subsidiaries to operate their businesses in accordance with, and in ways that promote, internationally recognized standards of corporate responsibility. As part of this policy, we have adopted the Code of Conduct of the Responsible Business Alliance (RBA), and are committed to advancing the RBA’s vision and mission supporting the rights and well-being of workers and communities worldwide affected by the global electronics supply chain, including those in the DRC and other Covered Countries. We have also adopted a conflict minerals policy (the Navitas Responsible Minerals Policy) that is publicly available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters.

Reasonable Country of Origin Inquiry (RCOI).
In accordance with the Conflict Minerals Rule, we conducted a Reasonable Country of Origin Inquiry (“RCOI”) to determine whether any of the conflict minerals necessary to the functionality or production of our products originated in the Covered Countries or were from recycled or scrap sources. Our RCOI included:
•Surveying our direct suppliers using the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”).
•Evaluating the completeness and accuracy of the suppliers’ survey responses.
•Contacting suppliers whose survey responses were identified as incomplete or potentially inaccurate to seek additional clarifying information.
Based on the results of our RCOI, we have reason to believe that certain conflict minerals contained in our products may have originated in the Covered Countries and may not have been from recycled or scrap sources. Therefore, we conducted due diligence on the source and chain of custody of these minerals.
Due Diligence Framework.
Inherent Limitations on Due Diligence Measures. Because our subsidiaries do not themselves purchase conflict minerals, and because their direct suppliers are downstream purchasers of conflict minerals, our due diligence measures can only provide reasonable assurance regarding the source and chain of custody of the necessary conflict minerals used in our products.
The multi-tiered structure of the conflicts mineral supply chain makes it challenging for companies to trace the origin of minerals and verify that they are not contributing to conflict or unethical practices. Conflict minerals are often sourced from regions affected by armed conflict and human rights abuses, such as the DRC and other Covered Countries. Ore is continuously mined and delivered to smelters and refiners which produce derivative 3TG metals. These typically pass through numerous intermediaries and traders before reaching numerous market locations around the world, where distributors and purchasers hold varying amounts of the metals in inventory for use. Suppliers and intermediaries frequently do not provide detailed information about the source of the minerals, and minerals are often smuggled across borders, further obscuring their provenance. Additionally, differing international regulations and a lack of standardized traceability processes add to the complexity, making universal compliance difficult and resource-intensive for companies.

As a result, conducting due diligence on conflict minerals requires significant effort to identify all suppliers and smelters in the supply chain, assess their sourcing practices, and ensure compliance with responsible sourcing standards and regulations. Although we use a relatively standardized process (described below) developed through the collaborative efforts of global electronics companies, our due diligence processes are highly dependent upon the degree to which our subsidiaries’ direct and indirect suppliers provide complete and accurate information concerning the original sources of necessary conflict minerals. It is possible that those sources of information may provide inaccurate or incomplete information, or may be subject to fraud. When our subsidiaries seek sourcing data from their suppliers, they ask that the suppliers’ data cover the entire reporting year, and they attempt to use contract provisions requiring our suppliers to promptly update us in the event that the sourcing data change. Our due diligence measures have been designed to conform, in all material respects, with the framework set forth in the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).

Due Diligence Measures Performed.
Our due diligence measures are organized according to the following categories specified by the OECD Guidance:
1.Establish Strong Company Management Systems
•The Governance and Sustainability Committee of our Board of Directors has specific oversight authority over the company’s environmental, social and governance (ESG) programs, including responsible minerals sourcing.
•As noted above, we have adopted the Code of Conduct of the Responsible Business Alliance (RBA), which requires participants to adopt a policy and exercise due diligence on the source and chain of custody of conflict minerals to reasonably assure that they are sourced in ways consistent with the OECD Guidance (or an equivalent and recognized due diligence framework). To this end we have adopted a conflict minerals policy (the Navitas Responsible Minerals Policy) that is publicly available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. Information contained on our website is not incorporated by reference in this Conflict Minerals Report and should not be considered part of this Conflict Minerals Report.
•We maintain records of our subsidiaries’ supply chains and work collaboratively with stakeholders to ensure traceability from the point of origin to the final product.
•We have an internal management team to support supply chain due diligence, including representatives from our quality, procurement and legal departments.
2.     Identify and Assess Risk in the Supply Chain
•We survey all our potential in-scope suppliers to determine the status of any conflict minerals contained in materials and products supplied to our subsidiaries.
3.    Design and Implement a Strategy to Respond to Identified Risks
•We engage with suppliers to ensure they align with our ethical standards and adhere to our conflict minerals policy.
•We will take corrective actions if any potential risks or non-compliance issues are identified.
4.    Carry Out an Independent Third-Party Audit of Supply Chain Due Diligence
•We have not ourselves carried out an independent third-party audit of our supply chain due diligence. To gain insight into the smelters and refiners of conflict minerals in our subsidiaries’ supply chains, we rely on the findings of the Responsible Minerals Assurance Process (“RMAP”), which is a voluntary program overseen by the Responsible Minerals Initiative (“RMI”), an organization established by members of the Responsible Business Alliance (“RBA”) and the Global e-Sustainability Initiative. Navitas utilizes several tools made available by RMI to industry participants, including for example the Conflict Minerals Reporting Template (“CMRT”) described above. The RMAP standards are developed to meet the requirements of the OECD Guidance, referred to above, as well as the Conflict Minerals Rule and Regulation (EU) 2017/821 of the European Parliament.

5.    Report Annually on Supply Chain Due Diligence
•We report annually on our supply chain due diligence efforts, including through publication of this Cnflict Minerals Report, and we make this information publicly available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters.
Due Diligence Results.
Based on our due diligence measures for 2024:
•Our subsidiaries requested and obtained Conflict Mineral Reporting Templates (“CMRTs”) from 100% of our suppliers. Our subsidiaries identified these suppliers based on CMRTs already on file, and also by identifying suppliers that had not provided a CMRT before the 2024 process was undertaken. Suppliers were requested to provide us with their latest CMRT.
•Suppliers’ CMRTs were processed to collect lists of all conflict minerals, smelters and refiners reported by our suppliers (including as reported by their suppliers).
•As a result of this process, we identified 137 unique smelters or refiners of conflict minerals in our subsidiaries’ supply chains. All of the identified smelters and refiners, the respective conflict minerals they process, and the countries in which they are located are listed in the table beginning on the next page.
•We compared each of the facilities we identified against the “RMI Active and Conformant Facilities List” to determine the level of RMAP assessment (as described above) undertaken for the facility, and the assessment status of each facility. This list is available at https://www.responsiblemineralsinitiative.org/facilities-lists/active-conformant-facilities-list/ (last visited May 31, 2025). Information contained on RMI’s website is not incorporated by reference in this Conflict Minerals Report and should not be considered part of this Conflict Minerals Report.
•As shown in the table below, 133, or approximately 97%, of the smelters and refiners identified in our supply chain have been assessed as “RMAP Conformant.” According to RMI, the RMAP Conformant designation means a smelter or refiner has successfully completed an audit to RMAP standards, maintains good standing in the program through a continual validation process, and has systems and processes in place to support responsible sourcing of raw materials and can provide evidence to support their sourcing activities. These facilities are indicated in the table below as “Conformant.”
•None of the smelters or refiners identified in 2024 have a status of “RMAP Active,” which refers to facilities that, although not “Conformant,” have committed to undergo an RMAP assessment, completed the relevant documents, and scheduled an on-site assessment.
•The other four smelters and refiners we identified, according to RMI, have not successfully completed an RMAP audit, have not committed to undergo an RMAP assessment, have not completed the relevant documents, and have not scheduled an on-site assessment. However, RMI has determined that these smelters or refiners are eligible facilities which are able to undergo an RMI assessment based on the criteria in the applicable RMI standard. Accordingly, these facilities are indicated in the table below as “Eligible.” See “Responsive Actions and Future Due Diligence Measures” below for actions we intend to take in connection with these smelters and refiners.
•It should be noted that the status of particular smelters and refiners can be quite dynamic; as facilities are continually assessed in the RMAP process, some may move from conformant or active to eligible, and vice versa. The table of set forth below should thus be understood as a snapshot, as of May 31, 2025, of an evolving landscape, which our subsidiaries continue to monitor and evaluate on an ongoing basis as our suppliers report smelters and refiners in their CMRTs provided in response to our requests.

Responsive Actions and Future Due Diligence Measures.
As part of our commitment to responsible sourcing, we will continue to monitor our supply chain due diligence processes and address those smelters and refiners which have not been designated as “RMAP Conformant” or “RMAP Active.” To these ends, our subsidiaries will:
•For the smelters or refiners identified in our supply chain that are not currently listed as RMI Conformant or RMI Active
◦seek additional information from suppliers about the sourcing practices and due diligence efforts of these facilities;

◦engage with suppliers to encourage sourcing only from RMI Conformant or Active smelters and refiners;
◦request suppliers to encourage non-conformant or non-active smelters and refiners to participate in a recognized third-party audit program, such as RMI’s Responsible Minerals Assurance Process (RMAP),
◦assess and manage risks associated with continued sourcing from these facilities, which may include escalation within our supply chain or reconsidering our business relationship with suppliers who are unable to transition to conformant or active sources within a reasonable timeframe, and
◦report on the progress of these efforts in our annual Conflict Minerals Report and update our due diligence practices as appropriate to promote continuous improvement.
•Continue to engage with suppliers to ensure compliance with our conflict minerals policy.
•Enhance due diligence measures to address any identified risks.
•Continue to support industry initiatives aimed at improving the transparency and traceability of conflict minerals.

List of Identified Smelters and Refiners.
In our due diligence process for 2024, described above, the following smelters and refiners were identified as indirect or direct suppliers of the identified conflict minerals to our subsidiaries’ suppliers. Not all of these smelters and refiners necessarily supply conflict minerals that are ultimately used in, or used in the manufacture of, the products of our subsidiaries. RMI Assessment Status reported below is as of May 31, 2025.

Identified Smelters or Refiners with an RMI Assessment Status of “Conformant”†
Conflict Mineral	Smelter or Refiner	Country	RMI Assessment Status
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	Royal Canadian Mint	Canada	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Gold	Agosi AG	Germany	Conformant
Gold	Aurubis AG	Germany	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	Conformant
Gold	Heimerle + Meule GmbH	Germany	Conformant

Identified Smelters or Refiners with an RMI Assessment Status of “Conformant”†
Conflict Mineral	Smelter or Refiner	Country	RMI Assessment Status
Gold	Heraeus Germany GmbH Co. KG	Germany	Conformant
Gold	Chimet S.p.A.	Italy	Conformant
Gold	ASAHI METALFINE, Inc.	Japan	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Gold	Mitsubishi Materials Corporation	Japan	Conformant
Gold	Nihon Material Co., Ltd.	Japan	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	Aida Chemical Industries Co., Ltd.	Japan	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	Conformant
Gold	Dowa	Japan	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Conformant
Gold	LS MnM Inc.	South Korea	Conformant
Gold	Korea Zinc Co., Ltd.	South Korea	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	MKS PAMP SA	Switzerland	Conformant
Gold	Solar Applied Materials Technology Corp.	Taiwan	Conformant
Gold	Istanbul Gold Refinery	Turkey	Conformant
Gold	Metalor USA Refining Corporation	United States	Conformant
Gold	Materion	United States	Conformant
Gold	United Precious Metal Refining, Inc.	United States	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant

Identified Smelters or Refiners with an RMI Assessment Status of “Conformant”†
Conflict Mineral	Smelter or Refiner	Country	RMI Assessment Status
Tantalum	FIR Metals & Resource Ltd.	China	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Tantalum	NPM Silmet AS	Estonia	Conformant
Tantalum	TANIOBIS GmbH	Germany	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Tantalum	KEMET de Mexico	Mexico	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	Conformant
Tantalum	Materion Newton Inc.	United States	Conformant
Tantalum	Global Advanced Metals Boyertown	United States	Conformant
Tantalum	Telex Metals	United States	Conformant
Tantalum	D Block Metals, LLC	United States	Conformant
Tin	Aurubis Beerse	Belgium	Conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	Conformant
Tin	EM Vinto	Bolivia	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	Super Ligas	Brazil	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	Conformant

Identified Smelters or Refiners with an RMI Assessment Status of “Conformant”†
Conflict Mineral	Smelter or Refiner	Country	RMI Assessment Status
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Cipta Persada Mulia	Indonesia	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	Conformant
Tin	Dowa	Japan	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Minsur	Peru	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	Aurubis Berango	Spain	Conformant
Tin	CRM Synergies	Spain	Conformant
Tin	Rui Da Hung	Taiwan	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Tin	Alpha Assembly Solutions Inc	United States	Conformant
Tin	Metallic Resources, Inc.	United States	Conformant
Tin	Tin Technology & Refining	United States	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten	A.L.M.T. Corp.	Japan	Conformant
Tungsten	Kennametal Huntsville	United States	Conformant

Identified Smelters or Refiners with an RMI Assessment Status of “Conformant”†
Conflict Mineral	Smelter or Refiner	Country	RMI Assessment Status
Tungsten	Global Tungsten & Powders LLC	United States	Conformant
Tungsten	Niagara Refining LLC	United States	Conformant
Tungsten	Masan High-Tech Materials	Vietnam	Conformant

Identified Smelters or Refiners Not Assessed as “Conformant” or “Active” but “Eligible”†
Conflict Mineral	Smelter or Refiner	Country	RMI Assessment Status
Gold	Argor-Heraeus S.A.	Switzerland	Eligible
Gold	Asahi Refining USA Inc.	United States	Eligible
Gold	Boliden Ronnskar	Sweden	Eligible
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	Eligible

See “Responsive Actions and Future Due Diligence Measures,” above, for information about actions we intend to take in connection with “Eligible” smelters and refiners.
† Reflects status as of May 31, 2025. The status of any particular smelter or refiner is dynamic as facilities are continually assessed in the RMAP process. Facilities may move from “Conformant” to “Active” or “Eligible,” and vice versa. We assume no obligation to update any information set forth in the table above. The “RMI Active and Conformant Facilities List” is available at https://www.responsiblemineralsinitiative.org/facilities-lists/active-conformant-facilities-list/ (last visited May 31, 2025). Information contained on RMI’s website is not incorporated by reference in this Conflict Minerals Report and should not be considered part of this Conflict Minerals Report.

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